FIRST AMENDMENT TO CREDIT AGREEMENT


      This First Amendment to Credit Agreement (this "Amendment") effective as of the 29th day of October, 1997, among ZENITH ELECTRONICS CORPORATION, a Delaware corporation (the "Borrower"), the financial institutions listed on the signature pages hereof as Lenders (the "Lenders"), CITIBANK, N.A., as issuing bank (the "Issuing Bank") and CITICORP NORTH AMERICA, INC., as agent (the "Agent"),

                          W I T N E S S E T H:

      WHEREAS, the Borrower, the Lenders, the Issuing Bank and the Agent are parties to that certain Credit Agreement dated as of March 31, 1997 (as amended, restated supplemented or otherwise modified from time to time, the "Credit Agreement"); and

      WHEREAS, the Borrower has requested that certain terms of the Credit Agreement be amended, and the Agent, the Issuing Bank and the Lenders have agreed to the requested amendments on the terms and conditions set forth herein;

      NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

  1.  Amendment to Article 1.  Article 1 of the Credit Agreement,
Definitions, is hereby amended by:

   (a) adding the following definitions of "Additional Unsecured Debt", "Availability", "Mortgage", "Series 2000 Debentures", "Series 2001 Debentures", "Series 2011 Debentures" and "Subordination Agreement" thereto:

           "Additional Unsecured Debt" shall mean the unsecured Funded
       Debt consisting of revolving credit lines made available to be borrowed by the Borrower after the Agreement Date but commencing prior to December 31, 1997, which are provided to the Borrower by one or more lenders, in an aggregate principal amount not exceeding $160 million, and on terms and conditions substantially similar to those set forth on Schedule A attached hereto, and evidenced by documentation in form and substance, acceptable to the Agent.

           "Availability" shall mean at any time of determination,(a) the average Borrowing Base for the preceding ten (10) Business Day period minus (b) the average Aggregate Revolving Credit Obligations for the preceding ten (10) Business Day period.

           "Mortgage" shall mean, collectively, any Mortgage and Security Agreement or similar agreement executed and delivered by the Borrower or any Material Subsidiary after the Agreement Date, pursuant to which the Borrower or such Material Subsidiary grants to the Agent a first priority perfected security interest in and Lien on all of the Borrower's or such Material Subsidiary's owned real property and Equipment located in the United States, as the same may be amended, modified, or supplemented from time to time.

           "Series 2000 Debentures" shall mean those certain 8.5% Senior Subordinated Convertible Debentures issued by the Borrower, due November 19, 2000 in an aggregate principal amount not exceeding $55,000,000, and governed by that certain Debenture Purchase Agreement dated as of November 19, 1993, between the Borrower and the institutional investor named therein (as amended prior to the Agreement Date).

           "Series 2001 Debentures" shall mean those certain 8.5% Senior Subordinated Convertible Debentures issued by the Borrower, due January 18, 2001 in an aggregate principal amount not exceeding $20,000,000, and governed by that certain Debenture Purchase Agreement dated as of January 11, 1994, between the Borrower and the institutional investor named therein (as amended prior to the Agreement Date).

           "Series 2011 Debentures" shall mean those certain 6.25% Convertible Subordinated Debentures issued by the Borrower, due April 1,
        2011 in an aggregate principal amount not exceeding $115,000,000, and governed by that certain Indenture dated as of April 1, 1986, between the Borrower and The First National Bank of Boston, as trustee (as amended prior to the Agreement Date).

           "Subordination Agreement" shall have the meaning set forth in paragraph (j) of the definition of "Permitted Liens" set forth in
        Article 1 hereof."

    (b) deleting the definitions of "Lease Transactions" and "Subsequent Lease Transactions" set forth therein in the entirety.

    (c) deleting the definitions of "Security Documents" and "Subordinated Debentures" set forth therein in the entirety and substituting the following, respectively, in their place:

           ""Security Documents" shall mean, collectively, the Security Agreement, the Pledge Agreement, the Assignment of Notes, the Intellectual Property Security Agreements, the Subsidiary Guaranty, the Subsidiary Security Agreement, the Mortgage, the Subordination Agreement, all UCC-1 financing statements and any other document, instrument or agreement granting Collateral for the Obligations, as the same may be amended or modified from time to time.

           "Subordinated Debentures" shall mean, collectively, (a) the Series 2000 Debentures, (b) the Series 2001 Debentures, and (c) the Series 2011 Debentures."

    (d) amending the definition of "Permitted Liens" by deleting the "and" at the end of paragraph (h) thereof, deleting the period at the end of paragraph (i) thereof, and substituting "; and" in lieu of such period, and adding the following paragraph (j) at the end thereof:

           "(j) Liens in favor of LGE on the Capital Stock of the Borrower's domestic Subsidiaries and on the Intellectual Property (other than the Tuning Patents, Tuning Patent Royalties and License Agreements), real estate and Equipment located in the United States of the Borrower and its Material Subsidiaries securing any guaranty of LGE of the Additional Unsecured Debt provided such Liens are at all times fully subordinated to the prior Liens of the Agent (for its benefit and the benefit of the Lenders) on such assets pursuant to a subordination agreement (the "Subordination Agreement") in form and substance satisfactory to the Agent in its sole discretion."

  2. Amendment to Section 2.6. Section 2.6(c) of the Credit Agreement, Other Mandatory Repayments, is hereby amended by deleting subparagraphs
(i) and (ii) thereof in their entirety and substituting the following, respectively, in their place:

           "(i) In the event that after the Agreement Date, the Borrower shall issue any Capital Stock (other than in connection with the exercise of employee or LGE stock options), shall sell any of its assets (other than sales of Inventory in the ordinary course of its business or pursuant to the Receivables Securitization) or shall incur any Funded Debt other than the Obligations and other than the Additional Unsecured Debt, one hundred percent (100%) of the Net Cash Proceeds received by the Borrower from such issuance, sale or incurrence shall be paid on the date of receipt of the proceeds thereof by the Borrower to the Lenders as a mandatory payment of the Revolving Loans and the Term Loan, on a pro-rata basis. The payment of the Term Loan due hereunder shall be applied to reduce the Term Loan quarterly principal installments set forth in Section 2.6(b) in the inverse order of maturity. The Revolving Loan Commitment shall be permanently reduced by the amount of the payment of the Revolving Loans due hereunder, whether or not such payment is made. Nothing in this Section shall authorize the Borrower to issue any Capital Stock, sell any assets or incur any Funded Debt except as expressly permitted by this Agreement.

            (ii) INTENTIONALLY OMITTED."

  3. Amendment to Section 5.1. Section 5.1 of the Credit Agreement, Preservation of Existence and Similar Matters, is hereby deleted in its entirety and the following substituted in its place:

           "Section 5.1  Preservation of Existence and 	Similar Matters.  The
        Borrower will, and will cause each of the Borrower's Subsidiaries (other than the Immaterial Subsidiaries and except in connection with a merger permitted by Section 7.7(e) provided the Agent receives thirty (30) day's prior written notice of any such merger) to (i) preserve and maintain their respective existence, rights, franchises, licenses, and privileges in their respective jurisdiction of incorporation including, without limitation, all Necessary Authorizations material to its business, and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of their respective properties or the nature of their respective business requires such qualification or authorization."

  4. Amendment to Section 5.20. Section 5.20 of the Credit Agreement, Lease Transactions, is hereby deleted in its entirety and the following substituted in its place:

            "Section 5.20 Minimum Availability. On the tenth (10th) Business Day after the Borrower's receipt of the initial proceeds of Additional Unsecured Debt and at all times thereafter, the Borrower shall maintain Availability of not less than $10,000,000."

  5. Amendment to Section 6.6. Section 6.6 of the Credit Agreement, Notice of Litigation and Other Matters, is hereby amended by deleting paragraph (c) thereof in its entirety and substituting the following in its place:

            "(c) Within (i) one (1) Business Day of the demand by any lender of any Additional Unsecured Debt for the repayment of all or any portion of the principal thereof, the Borrower shall notify the Agent and the Lenders of the occurrence thereof, and
        (ii) three (3) Business Days' of the occurrence of any default (whether or not the Borrower has received notice thereof from any other Person) on Indebtedness of the Borrower or any Subsidiary of the Borrower which singly, or in the aggregate exceed $1,000,000, the Borrower shall notify the Agent and the Lenders of the occurrence thereof;"

  6. Amendment to Section 7.1. Section 7.1 of the Credit Agreement, Indebtedness, is hereby amended by deleting paragraphs (d) and (g) thereof in their entirety and substituting the following, respectively, in their place:

           "(d)	Indebtedness secured by Permitted Liens described in clause (f)
        of the definition of Permitted Liens set forth in Article 1 hereof and Capitalized Lease Obligations, collectively, not to exceed the aggregate principal amount of $6,000,000 at any time;

            (g) (i) the Additional Unsecured Debt, and (ii) other unsecured Indebtedness incurred by the Borrower not to exceed $2,000,000 in the aggregate outstanding from time to time."

  7. Amendment to Section 7.7. Section 7.7 of the Credit Agreement, Liquidation; Change in Ownership, Name, or Year; Disposition or Acquisition of Assets; Etc., is hereby amended by deleting paragraph (b) thereof in its entirety and substituting the following in its place:

            "(b) Sell, lease, abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, any assets, property or business except for the sale of Inventory in the ordinary course of business at the fair market value thereof and for cash or cash equivalents and except for physical assets used, consumed or otherwise disposed of in the ordinary course of business; provided, however, that (i) the Borrower may sell or otherwise dispose of assets (other than Collateral) with a sale value not greater than $1,000,000 in the aggregate for all such assets that may be sold during any year if the Net Cash Proceeds from such sale are applied to the Loans as required by Section 2.6(c), (ii) the Borrower, Microcircuits and Finance Corp. may sell and transfer the receivables as set forth in the Receivables Purchase Agreements and the other Securitization
         Documents, and (iii) the Borrower may sell assets in connection with a sale and leaseback transaction to the extent permitted by Section 7.15 hereof;"

  8. Amendments to Financial Covenants. Article 7 of the Credit Agreement, Negative Covenants, is hereby amended by deleting Sections 7.8, 7.9, 7.10, 7.11, 7.12 and 7.13 thereof in their entirety and replacing such sections, respectively, with the following:

           "Section 7.8	Minimum EBITDA.  The
         Borrower shall not permit for the fiscal quarter ended (a) December 31, 1997, EBITDA for the immediately preceding three (3) month period to be less than ($15,000,000), (b) March 31, 1998,
         EBITDA for the immediately preceding six (6) month period to be less than ($23,000,000), (c)
         June 30, 1998, EBITDA for the immediately preceding nine (9) month period to be less than ($23,000,000), and (d) September 30, 1998, and each fiscal quarter end thereafter, EBITDA for the immediately preceding twelve (12) month period to be less than the amount herein below specified for such period:

         Quarter End                        Amount
         -----------------------------      ---------------

         September 30, 1998                 $         - 0-
         December 31, 1998                  $  32,000,000
         March 31, 1999                     $ 125,000,000
         June 30, 1999, and thereafter      $ 135,000,000

            Section 7.9	Current Ratio. The
         Borrower shall not as of the fiscal quarter ending December 31, 1997, and for each fiscal quarter end thereafter, permit the ratio of (a) Current Assets to
         (b) Current Liabilities to be less than the ratio herein below specified for such period:

         Quarter End                         Ratio
         ------------------------------      ---------------
         December 31, 1997                   .75 to 1.00
         March 31, 1998                      .68 to 1.00
         June 30, 1998                       .65 to 1.00
         September 30, 1998                  .70 to 1.00
         December 31, 1998                   .70 to 1.00
         March 31, 1999, and thereafter      .85 to 1.00

            Section 7.10 Fixed Charge Coverage
         Ratio. The Borrower shall not permit for the quarter ended March 31, 1999, and each calendar quarter end thereafter, the Fixed Charge Coverage
         Ratio for the immediately preceding twelve (12) month period to be less than 1.50 to 1.00.

           Section 7.11	Capital Expenditures.  The
         Borrower shall not make or incur in the aggregate any Capital Expenditures, during any fiscal year, in excess of the amount herein below specified (the
         "Permitted Amount") for such year:

         Year                      Permitted Amount
         -----------------------   ------------------
         1997                      $100,000,000
         1998                      $ 51,000,000
         1999                      $ 60,000,000
         2000                      $ 30,000,000

         ; provided, however, the Borrower may make additional Capital Expenditures during (a) fiscal year 1998 in an aggregate amount equal to (i) the Permitted Amount for fiscal year 1997, minus
         (ii) the aggregate amount of Capital Expenditures made in fiscal year 1997, and (b) fiscal year 1999 and fiscal year 2000 in an aggregate amount equal to (i) (A) the Permitted Amount for the immediately preceding fiscal year, minus (B) the aggregate amount of Capital Expenditures made in the immediately preceding fiscal year, multiplied by
         (ii) fifty percent (50%).

            Section 7.12	Interest Coverage Ratio.
         The Borrower shall not permit for the quarter ended December 31, 1998, and each calendar quarter end thereafter, the Interest Coverage Ratio for the immediately preceding twelve (12) month period to be less than the ratio herein below specified for such period:

         Quarter End                       Ratio
         -------------------------------   ---------------
         December 31, 1998                 1.00  to 1.00
         March 31, 1999, and thereafter    3.00  to 1.00

            Section 7.13 Funded Debt/Total
         Capitalization Ratio. The Borrower shall not permit for the fiscal quarter ended December 31, 1997, and each fiscal quarter end thereafter, the ratio of (a) the sum of (i) Funded Debt plus (ii) the LGE Payable, to (b) Total Capitalization for the immediately preceding twelve (12) month period to exceed the ratio which is herein below specified for such period:

         Quarter End                         Ratio
         ---------------------------------   -----------------
         December 31, 1997			           	    1.00  to 1.00
         March 31, 1998					                 1.00  to 1.00
         June 30, 1998					                  1.00  to 1.00
         September 30, 1998				              1.00  to 1.00
         December 31, 1998				               1.00  to 1.00
         March 31, 1999, and thereafter	       .85 to 1.00"

  9. Amendment to Section 7.15. Section 7.15 of the Credit Agreement, Sales and Leasebacks, is hereby deleted in its entirety and the following substituted in its place:

           "Section 7.15 Sales and Leasebacks.  The
         Borrower will not enter into and will not permit any of the Borrower's Subsidiaries to enter into any arrangement (other than the Salomon Lease Transaction), directly or indirectly, with any third party whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby the Borrower or such Subsidiary shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Borrower or such Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred, unless (i) no Default or Event of Default exists at the time of such sale or is caused thereby, (ii) any assets sold or disposed of in connection with such sale and leaseback are sold for fair market value and have a sale value not greater than $50,000,000 in the aggregate for all such assets sold in connection with a sale leaseback during any year, and (iii) the Net Cash Proceeds from such sale are applied to the Loans as required by Section 2.6(c)."

  10. 	Amendment to Section 7.16.  Section 7.16 of the Credit Agreement,
Amendment and Waiver, is hereby deleted in its entirety and the following substituted in its place:

            "Section 7.16 Amendment and Waiver.
         The Borrower shall not, without the prior written consent of the Majority Lenders, enter into any amendment of, or agree to or accept any waiver which would adversely affect the rights of the Agent, the Lenders and the Issuing Banks under this Agreement or any other Loan Document, of
         (a) its certificate of incorporation and by-laws,
         (b) the Subordinated Debentures, (c) the
         Securitization Documents, or (d) any document evidencing Additional Unsecured Debt."

  11. Amendment to Section 7.19. Section 7.19 of the Credit Agreement, Prepayments, is hereby deleted in its entirety and the following substituted in its place:

            "Section 7.19 Prepayments.  The
          Borrower shall not prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, (a) the LGE Payable; provided, however, that so long as no Default or Event of Default is then existing or would be caused thereby, the Borrower may make current payments of accounts due on the LGE
          Payable, and the accrued interest thereon, if the outstanding aggregate balance of the LGE Payable remains equal to or greater than the amount required by Section 7.14(b); and (b) any Funded
          Debt (including the Subordinated Debentures), except the Borrower may (i) make regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing any Funded Debt permitted hereunder, (ii)provided no Event of Default then exists or would be caused thereby, call and redeem the Series 2000 Subordinated Debentures and call and redeem or repurchase through a tender offer the Series 2001 Subordinated Debentures with the proceeds of Additional Unsecured Debt as required by Section 8.1(s)(ii), and (iii) make payments with respect to the Obligations; provided, however, the Borrower shall not make any payments (whether with respect to principal, interest, or otherwise) on the Subordinated Debentures if such payments would violate the subordination provisions of the Subordinated Debentures."

  12. Amendment to Section 8.1. Section 8.1 of the Credit Agreement, Events of Default, is hereby amended by deleting the "or" at the end of paragraph (p) thereof, deleting the period at the end of paragraph (q) thereof, and substituting "; or" in lieu of such period, and adding the following paragraphs (r), (s),(t) and (u) at the end thereof:

            "(r) Any lender of any Additional
          Unsecured Debt shall accelerate such Additional
          Unsecured Debt or otherwise demand the
          repayment of all or part of the outstanding principal balance thereof (whether from the Borrower, LGE or any other obligor thereon);

            (s)	(i) The Borrower shall not have the
          ability to borrow Additional Unsecured Debt in an aggregate principal amount of $160,000,000 by December 31, 1997, or (ii) the Borrower shall not have used a portion of the proceeds of the Additional Unsecured Debt(x) to redeem and satisfy in full the Series 2000 Debentures by December 31, 1997; and (y) to redeem or repurchase and satisfy in full the Series 2001
          Debentures by January 31, 1998;

            (t)	LGE shall revoke or otherwise
          rescind any guaranty of LGE of any Additional
          Unsecured Debt or shall contest the validity or enforceability of the Subordination Agreement; or

            (u)	The Borrower and the Material
          Subsidiaries shall not have each executed and delivered to the Agent by December 5, 1997, the Mortgage and all other documents and fixture filings necessary to grant to the Agent a first priority perfected security interest in and Lien on all of the Borrower's and such Material Subsidiary's real property and Equipment located in the United States, together with any opinions of counsel and other documents as may be reasonably requested by the Agent."

 13. Amendment to Section 9.15. Section 9.15 of the Credit Agreement, Release of Collateral, is hereby amended by deleting clause (ii) of paragraph
(a) thereof in its entirety and replacing such clause (ii) with the following:

            "(ii) against any part of the Collateral sold or disposed of by the Borrower if such sale or disposition is permitted by Sections 7.7 or 7.15 hereof or is otherwise consented to by the requisite Lenders for such release as set forth in Section
          10.12 hereof, as certified to the Agent by the Borrower in a certificate of an Authorized Signatory."

  14. Amendment to Schedule 7.6. Schedule 7.6 of the Credit Agreement, "Affiliate Transactions", is hereby deleted in its entirety and replaced with Schedule 7.6 attached hereto.

  15. No Other Amendment. Except for the amendments expressly set forth above, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect. The Borrower acknowledges and expressly agrees that the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents.

  16. Representations and Warranties. The Borrower hereby represents and warrants in favor of the Agent, the Issuing Bank, and each Lender, as follows:

           (a)	the Borrower has the corporate power and
         authority (i) to enter into this Amendment, and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it;

           (b)	this Amendment has been duly authorized,
         validly executed and delivered by one or more authorized signatories of the Borrower, and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms;

            (c)	the execution and delivery of this
         Amendment and performance by the Borrower under the Credit Agreement, as amended hereby, do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower which has not already been obtained, nor contravene or conflict with the charter documents of the Borrower, or the provisions of any statute, judgment, order, indenture, instrument, agreement or undertaking, to which the Borrower is a party or by which any of its properties are or may become bound;

            (d)	as of the date hereof, and after giving effect
         to this Amendment (i) no Default or Event of Default exists under the Credit Agreement or is caused by this Amendment, and (ii) each representation and warranty set forth in Article 4 of the Credit Agreement is true and correct, except (x) to the extent previously fulfilled in accordance with the terms of the Credit Agreement, as amended hereby, or (y) to the extent specifically relating to the Agreement Date;

            (e)	as of the date hereof, the aggregate
         outstanding principal balance of the Series 2001
         Debentures is not greater than $550,000.

  17. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.

  18. Expenses. The Borrower agrees to pay all reasonable expenses of the Agent incurred in connection with this Amendment, including, without limitation, all fees and expenses of counsel to the Agent.

  19. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken
together, shall constitute one and the same agreement.	Delivery of an
executed counterpart of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

  20  	Governing Law.  This Amendment shall be deemed to be made pursuant to the laws of the State of New York with respect to agreements made and to be performed wholly in the State of New York, and shall be construed, interpreted, performed and enforced in accordance therewith.

  21. Definitions. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

  22. Effectiveness. This Amendment shall be effective as of the date first set forth above upon the Agent's receipt of (i)an amendment fee (for the account of the Lenders on a pro rata basis) in the amount of one-eighth of one percent (0.125%) of the Commitments, and (ii) a counterpart hereof duly executed by the Borrower and the Majority Lenders.

           IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused it to be executed by their duly authorized officers, effective as of the day and year first written above.

BORROWER:      ZENITH ELECTRONICS CORPORATION

               By: /s/ Roger A. Cregg

               Name: Roger A. Cregg
               Its: Executive VP and CFO

AGENT:         CITICORP NORTH AMERICA, INC.

               By: /s/ Thomas M. Halsch

               Name: Thomas M. Halsch
               Its: Vice President

ISSUING BANK:  CITIBANK, N.A.

               By:	/s/ Thomas M. Halsch

			            Name: Thomas M. Halsch
               Its: Attorney in Fact

LENDERS:       CITICORP USA, INC.

               By: /s/ Thomas M.	Halsch

               Name: Thomas M. Halsch
               Its: Attorney in Fact

               CONGRESS FINANCIAL  CORPORATION

               By: /s/ Kenneth G. Donahue

               Name: Kenneth G. Donahue
               Its: Vice President

               BANK BOSTON, N.A., f/k/a The First National Bank of  Boston

															By:

               Name:
               Its:

               HELLER FINANCIAL, INC.

               By:	/s/ Tara Hopkins

               Name: Tara Hopkins
               Its: Assistant Vice President

               THE BANK OF NEW YORK COMMERCIAL CORPORATION

               By: /s/ Stephen V. Mangiante

               Name: Stephen V. Mangiante
               Its: Vice President

               SANWA BUSINESS CREDIT CORPORATION

               By: /s/ Peter L. Skavla

               Name: Peter L. Skavla
               Its: Vice President

               TRANSAMERICA BUSINESS CREDIT CORPORATION

               By: /s/ Michael S. Burns

               Name: Michael S. Burns
               Its: Senior Vice President

               WELLS FARGO BANK, NATIONAL ASSOCIATION


               By:

               Name:
               Its:



Schedule A - Additional Unsecured Debt
Schedule 7.6  - Affiliate Transactions